                                                                    Exhibit 99.1


April 21, 2003                                           Contact: Craig McCollam
                                                         Dionex Corporation
                                                         408-481-4107

                  DIONEX REPORTS RECORD SALES FOR THIRD QUARTER

FOR RELEASE MONDAY, APRIL 21, 2003, 1:05 P.M. PDT

Sunnyvale, California - Dionex Corporation (NASDAQ: DNEX) today announced record sales and strong earnings growth for its third quarter and first nine months of fiscal 2003.

For the third quarter ended March 31, 2003, sales were $56.1 million, an increase of 24%, compared with the $45.1 million reported for the same period last year. Sales were positively affected by currency fluctuations, which increased sales by 10 percentage points for the quarter. Diluted earnings per share before the write-off of an investment in an unaffiliated entity were $.42 for the third quarter, showing an increase of 27% over the $.33 reported in the third quarter last year, above consensus estimates. Cash flow from operations was also strong with $9 million being generated in the quarter.

After the write-off of a non-affiliate investment of $2.1 million, diluted earnings per share were $0.35 for the third quarter, compared to $.33 reported in the same quarter last year.

For the first nine months of fiscal 2003, sales totaled $157.8 million, an increase of 18%, compared with the $133.9 million reported for the first nine months of fiscal 2002. Currency fluctuations for the first nine months increased sales by 6 percentage points. Diluted earnings per share before the write-off of a non-affiliate investment were $1.12 for the nine months ended March 31, 2003, an increase of 24%, compared with the $.90 per share reported in the first nine months of last year. Cash flow for the first nine months was very strong and totaled approximately $28 million.

Including the write-off of a non-affiliate investment of $2.1 million, diluted earnings per share for the nine months ended March 31, 2003 were $1.06, an increase of 18%.

During the third quarter, the Company repurchased 234,500 shares of its common stock, bringing the total shares repurchased to 526,400 for the first nine months of this fiscal year.

A. Blaine Bowman, Chairman of the Board, commenting on the results, said, "We are very pleased with the strong results reported for this quarter. We achieved the highest quarterly sales in our history, along with very strong earnings growth. This demonstrates strong momentum in our sales and earnings, despite a continuing difficult economic and geopolitical environment. In addition, I am excited about the number of new products we introduced at the Pittsburgh Conference in March and the "Gold Award" that was bestowed upon our ICS-2000 as the best new product introduction. These products reflect our continued commitment to innovation and will help to drive our future success."

Lukas Braunschweiler, President and Chief Executive Officer of Dionex, said, "We are very pleased with our strong performance. Driven by strong growth in sales and gross profits, operating income grew over 30%, improving to 23.6% of sales in the quarter. We continued to see strong sales in all of our major geographies and in all of our product lines compared to a year ago. North America continued its growth, reporting a high single digit increase in sales. Sales in Europe remained strong, growing over 30% in reported dollars and in the low double digits in local currency. Sales in Japan also grew strongly this quarter, at over 20% compared with a year ago. We are very encouraged by the significant growth in China, as revenues more than doubled again this quarter.

"We continued to report strong progress in our key life sciences and environmental markets. In our other markets, we experienced solid results overall, with each of the individual markets showing growth this quarter.

"Looking at the full fiscal year 2003, we believe that the solid performance we have experienced will continue. Therefore, we are raising our sales estimates for the fourth quarter to be in the range of $53 million to $55 million and we estimate earnings per share to be in the range of $0.38 to $0.40.

"We will also make changes in our executive management team, effective May 1, 2003. Nebojsa Avdalovic will take over the Chief Science & Technology Officer role, managing all of our corporate chemistry development functions. To run our global business unit for IC and ASE, we have hired Kevin Chance. Kevin joins Dionex after three years as CEO of Aptus Pharmaceuticals and after 12 years with Moore Products as business unit leader. Lastly, at the end of the fiscal year, Bart Evans will be stepping down as Chief Operating Officer and will assume another role on my staff in a part-time capacity."

Dionex Corporation is a leading manufacturer and marketer of chromatography systems for chemical analysis. The Company's systems are used in environmental analysis and by the life sciences, food and beverage, chemicals, petrochemicals, power generation and electronics industries in a variety of applications.

The company will discuss third quarter results in a conference call on Monday, April 21, 2003 at 1:30 p.m. Pacific Time (PT). To listen to the call live, please tune into the webcast via www.Dionex.com. A playback of the conference call will be available from 8:00 a.m. PT, Tuesday, April 22, 2003 until 5:00 p.m. PT, Monday, May 5, 2003.

Certain statements regarding sales and earnings contained herein that are not purely historical are forward-looking statements. Factors that may affect sales and earnings causing actual results to differ from these statements are foreign currency fluctuations, competition from other products, economic conditions in the areas in which the company sells its products, and existing product obsolescence. These factors and other risk and uncertainties are discussed in greater detail in the Company's Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission.

                               DIONEX CORPORATION
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                              Three Months Ended     Nine Months Ended
                                                     March 31,           March 31,
                                              -------------------   ---------------------
                                                2003       2002        2003        2002
                                              --------    -------   ---------    --------
Net sales                                     $ 56,069    $45,060   $ 157,819    $133,855
Cost of sales                                   18,810     15,388      54,082      46,775
                                              --------    -------   ---------    --------
Gross profit                                    37,259     29,672     103,737      87,080
                                              --------    -------   ---------    --------
Operating expenses:
  Selling, general and administrative           19,844     15,878      56,067      47,657
  Research and product development               4,176      3,775      12,416      11,358
                                              --------    -------   ---------    --------
    Total operating expenses                    24,020     19,653      68,483      59,015
                                              --------    -------   ---------    --------
Operating income                                13,239     10,019      35,254      28,065
Interest income, net                                69          6         195         145
Write-off of a non-affiliate investment         (2,067)        --      (2,067)         --
Other income                                        36        570         426       1,569
                                              --------    -------   ---------    --------
Income before taxes on income                   11,277     10,595      33,808      29,779
Taxes on income                                  3,665      3,447      10,988       9,678
                                              --------    -------   ---------    --------
    Net income                                $  7,612    $ 7,148   $  22,820    $ 20,101
                                              ========    =======   =========    ========
Basic earnings per share                      $   0.36    $  0.33   $    1.08    $   0.92
                                              ========    =======   =========    ========
Diluted earnings per share                    $   0.35    $  0.33   $    1.06    $   0.90
                                              ========    =======   =========    ========
Shares used in computing per share amounts:
  Basic                                         21,028     21,491      21,100      21,851
                                              ========    =======   =========    ========
  Diluted                                       21,619     21,944      21,625      22,355
                                              ========    =======   =========    ========

RECONCILIATION OF DILUTED EARNINGS
  PER SHARE BEFORE WRITE-OFF
  OF A NON-AFFILIATE INVESTMENT:
Net income, as reported                          7,612      7,148      22,820      20,101
Write-off of non-affiliate investment            2,067         --       2,067          --
Tax effect                                        (672)        --        (672)         --
                                              --------    -------   ---------    --------
Adjusted net income                              9,007      7,148      24,215      20,101
                                              ========    =======   =========    ========
Adjusted diluted earnings per share           $   0.42    $  0.33   $    1.12    $   0.90
                                              ========    =======   =========    ========
Shares used to compute adjusted
  diluted earnings per share                    21,619     21,944      21,625      22,355
                                              ========    =======   =========    ========

                               DIONEX CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                       AT MARCH 31, 2003 AND JUNE 30, 2002
                                 (In thousands)

                                                                                  March 31,   June 30,
                                                                                     2003      2002
                                                                                   --------   --------
                                                                                 (Unaudited)
ASSETS
  Current assets:
    Cash and equivalents                                                           $ 36,192   $ 22,169
    Marketable equity securities                                                      1,067      2,281
    Accounts receivable, net                                                         46,774     45,139
    Inventories                                                                      26,099     22,410
    Other current assets                                                             13,417     10,390
                                                                                   --------   --------
       Total current assets                                                         123,549    102,389
  Property, plant and equipment, net                                                 45,366     44,895
  Goodwill and other intangible assets                                               28,646     25,055
  Other assets                                                                        6,750      8,379
                                                                                   --------   --------
                                                                                   $204,311   $180,718
                                                                                   ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
    Notes payable                                                                  $  2,204   $  2,503
    Accounts payable                                                                  6,188      5,227
    Accrued liabilities                                                              26,876     24,770
    Income taxes payable                                                              6,326      4,902
    Accrued product warranty                                                          3,114      2,912
                                                                                   --------   --------
      Total current liabilities                                                      44,708     40,314
  Deferred income taxes and other                                                     7,891      7,695
  Long term debt                                                                        636      1,002
  Stockholders' equity                                                              151,076    131,707
                                                                                   --------   --------
                                                                                   $204,311   $180,718
                                                                                   ========   ========


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